Exhibit 4.16

Telecom Corporation of New Zealand Ltd Telecom Place, 167 Victoria Street Auckland 8th September 2011	T +64 9 359 6444 www.telecom.co.nz
Graham Mitchell Chief Executive Officer Crown Fibre Holdings Limited Level 10 PricewaterhouseCoopers Tower 188 Quay Street Auckland Central

Dear Graham

Amendments to Interim Period Agreement

We refer to the Interim Period Agreement (IPA) dated 24 May 2011 between Crown Fibre Holdings Limited (CFH) and Telecom Corporation of New Zealand Limited (the Company), as amended.

This letter makes certain amendments to the IPA in accordance with clause 10.5 of the IPA.

CFH and the Company agree to the following amendments to the IPA:

(a)	the clauses specified in Schedule 1 are amended as set out in Schedule 1;

(b)	the form of Deed of Operational and Governance Undertakings set out in Appendix 3 is replaced by the form of deed attached as Appendix 1 to this letter; and

(c)	the form of Directors’ Certificate set out in Appendix 8 is replaced by the form of certificate attached as Appendix 2 to this letter.

CFH and the Company also agree that:

(a)	the amendments to the IPA set out in this letter will be effective as of and from the date this letter is countersigned by CFH;

(b)	the IPA as amended by this letter, and the respective rights and obligations of the Company and CFH under the IPA, will continue in full force and effect;

(c)	this letter is governed by and must be construed in accordance with the laws of New Zealand; and

(d)	any capitalised term defined in the IPA will, as the context requires, have the same meaning when used in this letter.

Please countersign and return the enclosed copy of this letter to confirm CFH’s agreement to these amendments to the IPA.

Yours sincerely

/s/ Paul Reynolds

Paul Reynolds

Chief Executive Officer

CFH AGREEMENT

CFH agrees to the amendments to the IPA set out in this letter.

Crown Fibre Holdings Limited by:

/s/ Graham Mitchell

Name:	Graham Mitchell
Position:	CEO

Date:	12 September 2011

SCHEDULE: IPA AMENDMENTS

Clause	Amendment

Clause 1.1

Clause 1.1 is amended by inserting a new definition of “Final Orders Time” in the appropriate alphabetical order, as follows:

“Final Orders Time means the time at which the final court orders to implement the Structural Separation are granted;”

Clause 3.1(b)

Clause 3.1(b) is amended to read as follows:

“contemporaneously with Structural Separation Completion, TCNZ will procure that Chorus2 will execute and deliver to CFH (for delivery to the Crown) the Deed of Operational Governance Undertakings.”

New clause 3.1(c)

A new clause 3.1(c) is inserted as follows:

“on or before the day that is two Business Days prior to the date on which the Final Orders Time is expected to occur, CFH will, and TCNZ will procure that Chorus2 will, execute and deliver to each other the Subscription Agreement.”

Clause 4.3(b)(i)(B)

Clause 4.3(b)(i)(B) is amended to read as follows:

“at any time up until immediately prior to the Final Orders Time, if, in CFH’s reasonable opinion, the expected financial position of Chorus2 as at the Effective Date (including assets owned, or to be owned by Chorus2 and liabilities incurred, or to be incurred, by Chorus2 and any rights and obligations of Chorus2 under any contract or arrangement) differs from the position set out, or described, in any of the Final Shareholder Materials or the Final Debt Prospectus (as the case may be) and, in CFH’s reasonable opinion, that difference materially adversely affects:”

Clause 4.3(b)(i)(C)

Clause 4.3(b)(i)(C) is amended to read as follows:

“at any time up until immediately prior to the Final Orders Time, if, in CFH’s reasonable opinion, Chorus2’s Interest Bearing Debt, as to be determined on and by reference to the circumstances expected to exist on the first day after the Effective Date, will materially exceed the Interest Bearing Debt Limit.”

Clause 4.3(b)(iii)

Clause 4.3(b)(iii) is amended to read as follows:

“TCNZ must provide a certificate to CFH in the form set out in Appendix 8 signed by two directors of TCNZ on the day that is two Business Days prior to the date on which Final Orders Time is expected to occur.”

Clause 4.3(b)(iv)

Clause 4.3(b)(iv) is amended to read as follows:

“TCNZ must provide to CFH a draft of the certificate referred to in paragraph (iii) above, together with the information proposed to be attached to that certificate, 10 Business Days prior to the date on which Final Orders Time is expected to occur.”

Clause 7.1	Clause 7.1 is amended to read as follows: “CFH may terminate this Agreement at any time up until immediately prior to the Final Orders Time, by notice to TCNZ:”

Clause 7.1(b)

Clause 7.1(b) is deleted and replaced by a new clause 7.1(b) as follows:

“Failure to execute Subscription Agreement: TCNZ fails to procure that Chorus2 execute and deliver the Subscription Agreement as contemplated by clause 3.1(c); or”

Clause 7.1(e)(ii)	Clause 7.1(e)(ii) is amended to read as follows: “CFH must terminate this Agreement under this clause 7.1(e) if, at any time up until immediately prior to the Final Orders Time:”

Clause 7.1(g)

Clause 7.1(g) is amended to read as follows:

“WSA: if, no later than immediately prior to the Final Orders Time:

(i)       ServiceTel; and

(ii)      if not a business unit or division of ServiceTel upon Structural Separation occurring, Gen-i; and

(iii)     any other party which was a business unit, division or subsidiary of the TCNZ Group at any time during the Interim Period and which provides services covered by the Wholesale Services Agreement, has each not entered into a Wholesale Services Agreement with Chorus2 conditional on, and to be effective from, the Effective Date in respect of the Initial Specified Services on the same terms and conditions as the Reference Offers for the Initial Specified Services (or, if applicable, the terms and conditions of the Reference Offer for any Initial Specified Service as modified by regulation) and TCNZ has not provided CFH with a copy of each such Wholesale Services Agreement;”

Clause 7.1(h)

Clause 7.1(h) is amended to read as follows:

“DOU: if, no later than immediately prior to the Final Orders Time, the Minister for Communications and Information Technology has not notified his approval of the Final Deed of Undertaking in the Gazette pursuant to clause 156AK(4) of the Bill;”

Clause 7.1(j)

Clause 7.1(j) is amended to read as follows:

“Directors’ Certificate: if, no later than immediately prior to the Final Orders Time, TCNZ has not provided a certificate in the form set out in Appendix 8 (Directors’ Certificate) signed by 2 directors of TCNZ, together with the information referred to in paragraph 3 of that certificate, and dated no earlier than the day that is two Business Days prior to the date on which Final Orders Time is expected to occur.”

New clause 7.1(k)

A new clause 7.1(k) is inserted as follows:

“if CFH is aware of circumstances which, after consulting with TCNZ, CFH reasonably believes would be likely to entitle it to terminate this Agreement under clauses 7.1(a), (d) or (e), were those clauses modified so that they apply for the full period prior to the Effective Date;”

Clause 7.2	Clause 7.2 is amended to read as follows: “TCNZ may terminate this Agreement at any time up until immediately prior to the Final Orders Time, by notice to CFH:”

Clause 7.2(b)	Clause 7.2(b) is amended to read as follows: “Modifications to Bill or Tax Rulings: subject to clause 7.6, at any time up until immediately prior to the Final Orders Time, if either:”

APPENDIX 1: DEED OF OPERATIONAL AND GOVERNANCE UNDERTAKINGS

D e e d

relating to

certain operational and governance undertakings

Chorus Limited

and

Her Majesty the Queen in right of New Zealand

Date

AUCKLAND VERO CENTRE, 48 SHORTLAND STREET

PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND

TEL 64 9 916 8800 FAX 64 9 916 8801

Contents

1.	Definitions and Interpretation	1

2.	Board composition	3

3.	Services and Pricing Schedule	3

4.	Chorus’ constitution	3

5.	Chorus Security holder meetings	4

6.	Crown Approvals	4

7.	Equitable relief and indemnity	4

8.	Miscellaneous	5

i

This Deed is made on		2011

between	(1)	Chorus Limited (Chorus)

and	(2)	Her Majesty the Queen in right of New Zealand (the Crown)

Introduction

A.	The Government’s objective in relation to ultra-fast broadband (UFB) is to accelerate the roll-out of ultra-fast broadband to 75 per cent of the New Zealand population over ten years, concentrating in the first six years on priority broadband users such as businesses, schools and health services, plus greenfield developments and certain tranches of residential areas (the UFB Objective).

B.	The UFB Objective will be supported by the Government investing up to $1.5 billion, which is expected to be at least matched by private sector investment and will be directed to open-access infrastructure.

C.	Chorus, a New Zealand public company focusing on the supply of fixed access and aggregation services in New Zealand, was created out of the demerger of Telecom Corporation of New Zealand Limited (TCNZ).

D.	Pursuant to the Transaction Documents, Chorus has agreed to build and operate the Network in the Coverage Area and CFH will provide certain funding to Chorus for that purpose.

It is agreed

1.	Definitions and Interpretation

1.1	Definitions

In this Deed, unless specified otherwise:

Board means board of directors of Chorus at any time and from time to time;

CFH means Crown Fibre Holdings Limited;

Chorus Group means Chorus and Chorus New Zealand Limited (the New Zealand company that undertakes the business of the supply of fixed access and aggregation services in New Zealand, as the owner and/or operator of a telecommunications network) which have been established in connection with Structural Separation;

Constitution means the form of constitution adopted by Chorus on the date of this Deed, attached in the Appendix;

Crown means Her Majesty the Queen acting in right of New Zealand acting by and through the Minister of Finance or the Minister of State Owned Enterprises;

Director means a person appointed as a director of Chorus from time to time;

Final Court Orders means the final orders of the High Court in respect of Structural Separation made under Part XV of the Companies Act 1993 (as amended);

Minister means a Minister of the Crown from time to time;

NIPA means the network infrastructure project agreement between CFH and TCNZ dated 24 May 2011;

Relevant Constitutional Provisions means the provisions referred to in clause 7 of the Constitution;

Security has the meaning given to that term in the Securities Act 1978, as amended from time to time;

Services and Pricing Schedules means Schedules 6 and 10 of the NIPA, including the agreed pricing tables referred to in those Schedules which contain details of the services to be offered by Chorus and the pricing of such services to be charged by Chorus from time to time;

Structural Separation means the High Court approved arrangement to effect the demerger and structural separation of the Chorus Group from Telecom Corporation of New Zealand Limited;

Structural Separation Completion means the date from which Structural Separation has occurred and has been effected in accordance with the Final Court Orders; and

Telecommunications Service means a telecommunications service as defined in the Telecommunications Act 2001.

1.2	Interpretation

For the purposes of this Deed, a person is an Associated Person of another person if:

(a)	they are acting jointly or in concert; or

(b)	either person acts in accordance with the wishes of the other person; or

(c)	either person is able, directly or indirectly, to exert a substantial degree of influence over the activities of the other; or

(d)	they are both, directly or indirectly, under the control of the same person; or

(e)	the persons have a business relationship, personal relationship, or an ownership relationship such that they should, under the circumstances, be regarded as associated; or

(f)	the first person is an associate of a third person who is an associate of the other person (in both cases under any of paragraphs (a) to (e)) and the nature of the relationships between the first person, the third person and the other person (or any of them) is such that, under the circumstances, the first person should be regarded as an associate of the other person, provided that a person will not be an Associated Person of another person if:

(g)	the first person fits within one or more of the categories of Associated Person above by reason of an employment relationship with, or a directorship of, a person who provides Telecommunications Services, and that employment relationship or directorship is no longer in existence and has not been in existence during the previous 12 months;

(h)	under the circumstances, the first person, in making a decision or exercising a power affecting Chorus, is unlikely to be influenced as a consequence of the circumstances referred to above which caused those persons to be Associated Persons; or

(i)	the Crown rules they are not Associated Persons.

1.3	Terms defined in the NIPA

Capitalised terms used but not defined in this Deed have the meanings given to them in the NIPA.

2.	Board composition

Subject to Structural Separation having occurred and having been effected in accordance with the Final Court Orders, no person who is an Associated Person of a person which provides Telecommunications Services in New Zealand (other than the services to be provided by Chorus) shall, at any time after Structural Separation Completion, be appointed or hold office as a Director.

3.	Services and Pricing Schedule

3.1	During the period commencing on the date of this Deed and ending on 31 December 2019 (both dates inclusive), no amendments may be made at any time to the Services and Pricing Schedules unless the prior written consent of the Crown (or any nominee appointed in accordance with clause 6.2 below) has been given, excluding, for the avoidance of doubt, any changes to the actual services offered by Chorus or the price of such services which occurs in accordance with the terms of the Services and Pricing Schedules.

4.	Chorus’ constitution

4.1	Chorus represents and warrants for the benefit of the Crown that on [date], Chorus adopted the Constitution. The Crown acknowledges that it has approved the form of the Relevant Constitutional Provisions in the Constitution.

4.2	Chorus must, and must procure that the Chorus directors and employees, at all times comply with the Relevant Constitutional Provisions.

4.3	Without limiting any other provision of this Deed, including clause 4.2, Chorus must, and must procure that the Board will, take all action permitted by the Constitution so as to ensure that:

(a)	no person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approvals of the Crown given under this Deed; or

(b)	no person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under this Deed.

4.4	Chorus must not take any step, whether directly or indirectly, to make any amendment to, or remove, or in any way change the effect of any Relevant Constitutional Provision.

4.5	Chorus and the Crown agree that for the purposes of voting on any resolution described in paragraph (b) of the definition of “special resolution” in the Constitution, a special resolution must be approved by a majority of 100 percent of the votes of those shareholders entitled to vote and voting on the question.

5.	Chorus Security holder meetings

Chorus must provide the Crown with notice of any meeting of any holders of any Security on issue in Chorus, and Chorus will ensure that the Crown is entitled, and is able, to attend and speak at any such meeting on any matter relevant to the Relevant Constitutional Provisions.

6.	Crown Approvals

6.1	Any approval or consent required of the Crown under this Deed or the Constitution may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

6.2	The Crown may, by notice in writing to Chorus, nominate a Minister to exercise its rights under this Deed. The Crown may withdraw or amend any such nomination by notice in writing to Chorus.

7.	Equitable relief and indemnity

7.1	Ability to seek equitable relief

Chorus acknowledges that, in the event of any breach or threatened breach of this Deed (including, for the avoidance of doubt, any breach or threatened breach of the Relevant Constitutional Provisions resulting in a breach or threatened breach of clause 4.4 of this Deed) by Chorus, any past or present director of Chorus or any shareholder or potential shareholder of Chorus, damages will not be an adequate remedy for the Crown and the Crown may seek specific performance of the terms of this Deed, injunctive relief or any other similar remedy, in addition to any other remedies available at law or in equity under or independently of this Deed. In any proceeding brought by the Crown seeking such equitable relief for a breach or threatened breach of this Deed, Chorus will not claim or argue that the breach or threatened breach is one which may not or ought not be the subject of equitable relief or otherwise act in a way that would be prejudicial to a claim by the Crown for equitable relief.

7.2	Indemnity

In the event of the Crown bringing proceedings against Chorus, any member of the Board or any past director of Chorus or any shareholder or potential shareholder in Chorus, in respect of this Deed, and having judgment awarded in its favour, Chorus must indemnify the Crown against all the costs of that action on a solicitor and own client basis.

8.	Miscellaneous

8.1	Assignment

(a)	This Deed is binding on, and continues for the benefit of, the parties and their respective successors and permitted assignees or transferees. Except as provided in this Deed, a party cannot assign or otherwise transfer the benefit of this Deed without the prior written consent of the other parties (which consent may be withheld at each other party’s absolute discretion).

(b)	Nothing in clause 8.1(a) will apply to the assignment by the Crown of its rights and obligations under this Deed to a Minister.

8.2	Amendments

This Deed cannot be amended or varied except in writing signed by both parties.

8.3	Exercise of rights and waivers

No failure to exercise, and no delay in exercising, a right of the Crown under this Deed will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by the Crown of its rights under this Deed is effective unless it is in writing signed by or on behalf of the Crown.

8.4	Partial invalidity

If any provision of this Deed offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this Deed, in which event the remaining provisions of this Deed operate as if the severed provision had not been included.

8.5	Life of undertakings

The operational and governance undertakings set out in this Deed will remain effective and in force unless and until the Crown agrees in writing to terminate this Deed, regardless of whether the UFB Objective has been achieved or work on the Network has been completed.

8.6	Counterparts

This Deed may be executed on the basis of an exchange of facsimile or scanned copies of this Deed and execution of this Deed by such means is to be a valid and sufficient execution. If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

8.7	Governing law

This Deed is governed by and must be construed in accordance with the laws of New Zealand.

Execution

Executed as a deed.

Chorus Limited by

Director	Director

Print Name	Print Name

Her Majesty the Queen in right of New Zealand acting by and through for and on behalf of the Minister of Finance or the Minister of State Owned Enterprises in the presence of:

Minister of [Finance]

Witness’ Signature	Print Name

Witness’ Name

Witness’ Occupation

Witness’ Address

Appendix A

CHORUS LIMITED CONSTITUTION

APPENDIX 2: DIRECTORS’ CERTIFICATE

[Telecom letterhead]

To:	Crown Fibre Holdings Limited Level 10 PricewaterhouseCoopers Tower 188 Quay Street Auckland

Date:	[—]

Dears Sirs

DIRECTORS’ CERTIFICATE

1.	We refer to the Interim Period Agreement between Crown Fibre Holdings Limited and Telecom Corporation of New Zealand Limited (TCNZ) dated [—] 2011 (the IPA). Capitalised terms used but not defined in this certificate have the meanings given to them in the IPA.

2.	We hereby confirm, on behalf of the TCNZ board of directors (the Board), that, in the Board’s good faith opinion:

(a)	the Interest Bearing Debt of the Chorus2 and its Subsidiaries on the first day after the Effective Date will not materially exceed the Interest Bearing Debt Limit;

(b)	to the extent that the calculation under (a) above is based on financial information (including forward looking financial information), that financial information has been prepared in good faith and with reasonable care, has been approved by the Board and that financial information and the material assumptions underlying that financial information are reasonable;

(c)	there are no material differences between the expected financial position of Chorus2 as at the Effective Date (including assets owned, or to be owned by Chorus2 and liabilities incurred, or to be incurred, by Chorus2 and any rights and obligations of Chorus2 under any contract or arrangement) and the position set out, or described, in the Final Shareholder Materials or the Final Debt Prospectus (as the case may be) that would be likely to materially adversely affect Chorus2’s ability to perform any of its material obligations under any Transaction Document; and

(d)	we are not aware of any event or circumstances which would or would be reasonably likely to:

(i)	result in a Prescribed Occurrence occurring during the period commencing on the date of this certificate and ending at the time of Structural Separation Completion occurring;

(ii)	entitle CFH to terminate any of the Transaction Documents during the period commencing on the date of this certificate and ending at the time of Structural Separation Completion occurring; and

(iii)	mean that Structural Separation will not occur before the Long Stop Date.

3.	Attached are extracts from relevant supporting documents which provide the basis for our opinions under paragraph 2(a) and (c) above.

Director	Director